UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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NGM Biopharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
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NGM BIOPHARMACEUTICALS, INC.

333 Oyster Point Boulevard

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NGM Biopharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 20, 2020 at 7:30 AM PST at 333 Oyster Point Boulevard, South San Francisco, CA 94080 for the following purposes:

1.

To elect the three nominees for Class I director named in the accompanying Proxy Statement to hold office until the Company’s 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 23, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 20, 2020, at 7:30 AM PST at

333 Oyster Point Boulevard, South San Francisco, CA 94080.

The proxy statement and our annual report are available at

www.proxyvote.com.

By Order of the Board of Directors,

/s/ Valerie Pierce
Valerie Pierce
Secretary, Senior Vice President, General Counsel and Chief Compliance Officer

South San Francisco, California

April 8, 2020

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or via the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual Meeting of Stockholders (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

i

NGM BIOPHARMACEUTICALS, INC.

333 Oyster Point Boulevard

South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of NGM Biopharmaceuticals, Inc., sometimes referred to as the Company or NGM, is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 8, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, May 20, 2020 at 7:30 AM PST at 333 Oyster Point Boulevard, South San Francisco, CA 94080. Directions to the Annual Meeting may be found on the Investors & Media section of our website at www.ngmbio.com. Information on how to vote in person at the Annual Meeting is discussed below.

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Annual Meeting of Stockholders (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 23, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 67,762,589 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 23, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy through the internet or by telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy through the internet or by telephone as instructed below, or by completing a proxy card that you may request or that we may elect to deliver at a later time.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 23, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

➢

Proposal No. 1 – To elect the three nominees for Class I director named herein to hold office until our 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

➢

Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with his or her best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal No. 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy through the internet or by telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
➢

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 19, 2020 to be counted.

➢

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 19, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from NGM. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2020.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” Proposal No. 2. If any other matter is properly presented at the meeting, your proxyholder will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal No. 1, the election of directors, is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on Proposal No. 1 in the absence of your voting instructions. However, Proposal No. 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

➢	You may submit another properly completed proxy card with a later date.
➢	You may grant a subsequent proxy by telephone or through the internet.
➢	You may send a timely written notice that you are revoking your proxy to our Secretary at 333 Oyster Point Boulevard, South San Francisco, California 94080.
➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal No. 1, votes “For,” “Withhold” and broker non-votes, and, with respect to Proposal No. 2, votes “For” and “Against” as well as abstentions.

Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes on Proposal No. 2. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Since Proposal No. 1 is considered to be “non-routine” under NYSE rules, we expect broker non-votes to exist in connection with Proposal No. 1. Proposal No. 2 is considered to be “routine” under NYSE rules, and therefore we do not expect broker non-votes to exist in connection with Proposal No. 2.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

➢

Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Accordingly, only votes “For” will affect the outcome.

➢

Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the voting power of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 67,762,589 shares outstanding and entitled to vote. Thus, the holders of 33,881,296 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in our proxy materials for our 2021 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 10, 2020 to our Secretary at 333 Oyster Point Boulevard, South San Francisco, California 94080, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. However, if the 2021 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after May 20, 2021, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Pursuant to our Amended and Restated Bylaws, or our bylaws, if you wish to submit a proposal (including a director nomination) at the 2021 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on Friday, February 19, 2021 and no earlier than the close of business on Wednesday, January 20, 2021; provided, however, that if next year’s annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after May 20, 2021, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, the proxy solicited by our Board of Directors for the 2021 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which NGM has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2021 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. We currently have four directors in Class I, three directors in Class II and three directors in Class III, each serving a staggered three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors unless the Board of Directors determines by resolution that any such vacancies will be filled by stockholders. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has ten members. There are four directors in the class whose term of office expires in 2020, three of whom are standing for election at the Annual Meeting: Shelly D. Guyer, Mark Leschly and William J. Rieflin. Ms. Guyer and Messrs. Leschly and Rieflin have served as members of our Board of Directors since December 2019, January 2008 and September 2010, respectively. Ms. Guyer was elected as a member of our Board of Directors by the Board of Directors in December 2019 and was originally recommended for election to our Board of Directors by the Nominating and Corporate Governance Committee and Mr. Rieflin acting as Executive Chairman. Messrs. Leschly and Rieflin are currently directors of the Company and were elected to the Board of Directors prior to our initial public offering pursuant to a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in April 2019. If elected at the Annual Meeting, these nominees would serve until the 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of stockholders in 2019.

We expect that the Board of Directors will consist of nine members following the Annual Meeting as Peter Svennilson, one of our Class I directors whose term expires in 2020, will cease to be a director upon the expiration of his term at the conclusion of the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by NGM. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

The following includes a brief biography of each nominee for director and each of our Class II and Class III directors continuing to serve on the Board of Directors, including their respective ages, as of March 31, 2020. Each biography includes information regarding the specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors to determine that the applicable nominee or other current director should serve as a member of the Board of Directors.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting

Shelly D. Guyer, age 59, has served as a member of our Board of Directors since December 2019. Ms. Guyer has served as the Chief Financial Officer of Invitae Corporation, a publicly-traded leading medical genetics company, since June 2017. Prior to that, she served as Chief Financial Officer of Veracyte, Inc., a genomic diagnostics company, from April 2013 to December 2016 and served as Veracyte’s Secretary from April 2013 to March 2014. From April 2008 to December 2012, she served as Chief Financial Officer and Executive Vice President of Finance and Administration of iRhythm Technologies, Inc., a digital healthcare company. From March 2006 to August 2007, Ms. Guyer served as Vice President of Business Development and Investor Relations of Nuvelo, Inc., a biopharmaceutical company. Prior to joining Nuvelo, Inc., Ms. Guyer worked at J.P. Morgan Securities and its predecessor companies for over 17 years, serving in a variety of roles including in healthcare investment banking. Ms. Guyer received an A.B. in Politics from Princeton University and an M.B.A. from the Haas School of Business at the University of California, Berkeley. We believe that Ms. Guyer’s financial background and executive experience make her qualified to serve on our Board of Directors.

Mark Leschly, age 51, has served as a member of our Board of Directors since January 2008. Since July 1999, he has been a Managing Partner at Rho Capital Partners, Inc., an investment and venture capital management company. Since 2017, Mr. Leschly has been the Chairman and Chief Executive Officer of Universal Tennis, LLC, which is the developer of a software platform for tennis analytics and tournament management. Since 2014, Mr. Leschly has also been the owner and managing member of Iconica LLC, which primarily focuses on investments at the intersection of sports, media and technology. From 2002 to 2016, he was a member of the board of directors of Anacor Pharmaceuticals, Inc. Mr. Leschly also serves on the board of a number of private companies. Mr. Leschly received an A.B. from Harvard University and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Leschly’s experience in venture capital and in investing in life sciences companies is valuable to our Board of Directors. In addition, we believe that Mr. Leschly’s prior service on the boards of several public companies has given him experience in corporate governance matters, which is valuable in his position as a director.

William J. Rieflin, age 60, became Executive Chairman of our Board of Directors in September 2018, after having served as our Chief Executive Officer and a member of our Board of Directors since September 2010. From 2004 until 2010, he served as President of XenoPort, Inc., a biotechnology company focused on the discovery and development of transported prodrugs. From 1996 to 2004, he held various positions with Tularik, a biotechnology company focused on the discovery and development of product candidates based on the regulation of gene expression that was acquired by Amgen in 2004, most recently serving as Executive Vice President, Administration, Chief Financial Officer, General Counsel and Secretary. Mr. Rieflin has served as a director at RAPT Therapeutics, Inc., a publicly-traded biotechnology company, since 2015 and Kallyope Inc. since 2016. Mr. Rieflin also served as a director of Flexus Biosciences until its acquisition in 2015, a director of XenoPort until its acquisition in 2016 and as a director of Anacor Pharmaceuticals until its acquisition in 2016. Mr. Rieflin received a B.S. from Cornell University, an M.B.A. from the University of Chicago Graduate School of Business and a J.D. from Stanford Law School. We believe that Mr. Rieflin’s extensive experience with NGM, which is a consequence of his tenure as Chief Executive Officer, brings necessary historic knowledge and continuity to our Board of Directors. In addition, we believe that his prior experiences provided him with operational and industry expertise that are important to our Board of Directors.

The Board of Directors Recommends

a Vote “For” Each of the Nominees Named Above.

Class II Directors Continuing in Office Until the 2021 Annual Meeting

Jin-Long Chen, Ph.D., age 57, our founder, has served as a member of our Board of Directors and as our Chief Scientific Officer since January 2008. From 2004 to 2008, Dr. Chen held various positions at Amgen, most recently as its Vice President, Metabolic Research. Prior to joining Amgen, Dr. Chen was Vice President, Biology at Tularik. He has served as a director of Tenaya Therapeutics, Inc. since 2016. Dr. Chen received a B.S. from Fu-Jen Catholic University, an M.S. from National Taiwan University and a Ph.D. from the University of California, Berkeley. We believe that Dr. Chen’s extensive experience with NGM, which is a consequence of his long tenure as Chief Scientific Officer, brings necessary historic knowledge and continuity to our Board of Directors. In addition, we believe that his experiences prior to joining us provided him with operational and industry expertise that are important to our Board of Directors.

David Schnell, M.D., age 59, has served as a member of our Board of Directors since January 2008. Dr. Schnell co-founded and has been a managing director at Prospect Venture Partners since 1997. Prior to that, Dr. Schnell served as a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Dr. Schnell has led private investments for and served on the board of directors of numerous public and private companies. Dr. Schnell previously served on the board of directors of Amira Pharmaceuticals, Inc. (acquired by Bristol-Myers Squibb), Gloucester Pharmaceuticals (acquired by Celgene Corporation), Kythera Biopharmaceuticals, Inc. (acquired by Allergan plc) and Rinat Neuroscience Corporation (acquired by Pfizer), among others. Dr. Schnell received a B.S. in Biological Sciences from Stanford University, an M.A. in Health Services Research from Stanford University School of Medicine and an M.D. from Harvard Medical School. We believe that Dr. Schnell’s medical background, venture and executive experience and numerous directorships make him qualified to serve on our Board of Directors. In addition, Dr. Schnell brings insight on compensation-related matters to the Compensation Committee based on his breadth of exposure to emerging and public companies.

McHenry T. Tichenor, Jr., age 64, has served as a member of our Board of Directors since March 2010. He has also served as the President of Tichenor Ventures, LLC since January 2010 and held a board observer role at Peloton Therapeutics, Inc. from October 2012 until its sale to Merck in July 2019. He served as a director of Belo Corp. from 2009 to 2013. Mr. Tichenor served as President, Chief Executive Officer and Director of Tichenor Media System, Inc. from 1981 to 1997, which he subsequently merged with the Hispanic Broadcasting Corporation and, ultimately, with Univision Communications. Mr. Tichenor currently serves as President of the Osteosarcoma Institute and the Executive Director of WWWW Foundation, Inc., non-profit organizations devoted, in part, to cancer research. From 2010 to 2018, Mr. Tichenor served as Board Chairman of the Sarcoma Alliance for Research through Collaboration, a non-profit sponsor of clinical trials for the prevention, treatment and cure of sarcomas. Mr. Tichenor earned a B.A. with Honors in Plan II and an M.B.A. from The University of Texas at Austin, and an M.S. in biotechnology from The University of Texas at Dallas. We believe that Mr. Tichenor’s financial and scientific background, venture and executive experience and multiple directorships make him qualified to serve on our Board of Directors. In addition, Mr. Tichenor’s experience as the Chief Executive Officer of a publicly-traded company provided him with operational expertise that is important to our Board of Directors.

Class III Directors Continuing in Office Until the 2022 Annual Meeting

David V. Goeddel, Ph.D., age 68, became Lead Independent Director of our Board of Directors in September 2018, after having served as Chairman since January 2008, and served as our Chief Executive Officer from 2008 to 2010. Dr. Goeddel has been a Managing Partner of The Column Group (“TCG”), a venture capital partnership, since 2007. Dr. Goeddel co-founded Tularik in November 1991, was Vice President of Research until 1996 and Chief Executive Officer from 1996 through 2004. He served as Amgen’s first Senior Scientific Vice President until May 2006. Prior to Tularik, he was the first scientist hired by Genentech, and from 1978 to 1993 served in various positions, including Fellow, Staff Scientist and Director of Molecular Biology. Dr. Goeddel has served as a director at RAPT Therapeutics, Inc., a publicly‑traded biotechnology company, since 2015. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Goeddel received a B.S. in Chemistry from the University of California, San Diego and a Ph.D. from the University of Colorado. We believe that Dr. Goeddel’s scientific background, experience in the venture capital industry, experience serving as a director of other publicly-traded and privately-held life science companies and experience in founding and serving as President and Chief Executive Officer of a publicly-traded biopharmaceutical company give him the qualifications, skills and financial expertise to serve on our Board of Directors.

Suzanne Sawochka Hooper, age 54, has served as a member of our Board of Directors since August 2018. From March 2012 to March 2019, Ms. Hooper served as the Executive Vice President and General Counsel of Jazz Pharmaceuticals plc. From 1999 until February 2012, she was a partner in the law firm Cooley LLP. Ms. Hooper received a J.D. from the University of California Berkeley School of Law and a B.A. in Political Science from the University of California, Santa Barbara. Ms. Hooper is a member of the State Bar of California. We believe that Ms. Hooper’s legal and operational background and executive experience make her qualified to serve on our Board of Directors. In addition, Ms. Hooper’s experience as the Executive Vice President of a publicly-traded pharmaceutical company provided her with operational expertise that is important to our Board of Directors.

David J. Woodhouse, Ph.D., age 50, became our Chief Executive Officer, Acting Chief Financial Officer and a member of our Board of Directors in September 2018, after having served as our Chief Financial Officer from March 2015 until September 2018. From 2002 to 2015, he was an investment banker at Goldman Sachs & Co. LLC, most recently as a managing director in the healthcare investment banking group and co-head of biotechnology investment banking. Earlier in his career, Dr. Woodhouse worked at Dynavax Technologies and also as a research assistant at Amgen, Inc. Dr. Woodhouse received a B.A. in pharmacology from the University of California, Santa Barbara, an M.B.A. from the Tuck School of Business at Dartmouth and a Ph.D. in molecular pharmacology from Stanford University School of Medicine. We believe that Dr. Woodhouse’s experience with NGM, as well as his financial and executive experience, make him qualified to serve on our Board of Directors. In addition, Dr. Woodhouse’s experience in healthcare investment banking prior to joining us provided him with industry expertise that is important to our Board of Directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Overview

We are committed to exercising good corporate governance practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. Key information regarding our corporate governance initiatives can be found on the Investors & Media section of our website, www.ngmbio.com, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. We believe that our corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors and the appointment of a Lead Independent Director, empower our independent directors to effectively oversee our management—including the performance of our Chief Executive Officer—and provide an effective and appropriately balanced board governance structure.

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Drs. Goeddel and Schnell, Messrs. Leschly, Svennilson and Tichenor and Messes. Guyer and Hooper do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is otherwise “independent” as that term is defined under applicable Nasdaq listing standards. Dr. Woodhouse is not considered independent because he currently serves as our Chief Executive Officer. Mr. Rieflin is not considered independent because he currently serves as our Executive Chairman. Dr. Chen is not considered independent because he currently serves as our Chief Scientific Officer. In addition, our Board of Directors has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. In making these independence determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The positions of Chairman of the Board of Directors and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Executive Chairman to lead our Board of Directors in its fundamental role of providing advice to and oversight of other members of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Executive Chairman, particularly as our Board of Directors’ oversight responsibilities continue to grow.

Although our bylaws and Corporate Governance Guidelines do not require that we separate the Executive Chairman and Chief Executive Officer positions, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time. Our Board of Directors recognizes that, depending on the circumstances, other leadership models, such as combining the role of Executive Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, our Board of Directors may periodically review its leadership structure. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure.

Our Corporate Governance Guidelines provide that in the event that the Executive Chairman is not an independent director, our Board of Directors may designate one of the independent directors to serve as Lead Independent Director. Our Board of Directors has appointed Dr. Goeddel to serve as our Lead Independent Director. Specific roles and responsibilities of the Lead Independent Director, which are detailed in our Corporate Governance Guidelines, include:

•	establishing the agenda with the Executive Chairman for regular Board meetings and serving as Board meeting chair in the absence of the Executive Chairman;
•	establishing the agenda for meetings of the independent directors;
•	coordinating with the committee chairs regarding meeting agendas and informational requirements;
•	presiding over meetings of the independent directors;
•	presiding over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer or Executive Chairman is presented or discussed;
•	presiding over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and
•	coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Executive Chairman or the Board of Directors.

As discussed above, except for our Chief Executive Officer, Executive Chairman and Chief Scientific Officer, our Board of Directors is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our Lead Independent Director, provide balance on the Board of Directors and promote strong, independent oversight of our management and affairs.

Role of the Board of Directors in Risk Oversight

Our Board of Directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board of Directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, cybersecurity, legal and regulatory risks. While our Board of Directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors and reviewing with management and our auditors, as appropriate, our major financial risk exposures as well as risks relating to data privacy, technology and information security, including cybersecurity and back-up of information systems, and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board of Directors. These committees provide regular reports to the full Board of Directors.

Meetings of the Board of Directors

The Board of Directors met seven times during 2019. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2019 for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
David V. Goeddel, Ph.D.			✓*(1)
Shelly D. Guyer	✓
Suzanne Sawochka Hooper	✓		✓*(1)
Mark Leschly	✓
David Schnell, M.D.		✓*
McHenry T. Tichenor, Jr.	✓*	✓
Number of Meetings	6	2	1

*	Committee Chairperson
(1)	In December 2019, Ms. Hooper was appointed Chair of our Nominating and Corporate Governance Committee.

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The written charters of the committees are available to stockholders on the Investors & Media section of our website at www.ngmbio.com. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Messrs. Leschly and Tichenor and Messes. Guyer and Hooper, each of whom our Board of Directors has determined satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our Audit Committee is Mr. Tichenor, whom our Board of Directors has determined is an “audit committee financial expert” within the meaning of the SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with the applicable Nasdaq listing standards. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of her or his employment in the corporate finance sector. The functions of this committee include:

•

assisting our Board of Directors in overseeing our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of consolidated financial statements and systems of disclosure controls and procedures, as well as the quality and integrity of our consolidated financial statements and reports;

•

assisting our Board of Directors in overseeing the qualifications, independence and performance of our registered public accounting firm or firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services;

•	reviewing any reports or other disclosure required by the applicable rules and regulations of the SEC to be included in our annual proxy statement and periodic reports;
•	considering any related party transaction for approval or disapproval, as the case may be;
•	preparing the required report of the Audit Committee for inclusion in our annual proxy statement; and
•	reviewing and assessing, at least annually, the performance of the Audit Committee and adequacy of its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the audit firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,
The Audit Committee of the Board of Directors

McHenry T. Tichenor, Jr. (Chairperson)
Shelly D. Guyer
Suzanne Sawochka Hooper
Mark Leschly

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Dr. Schnell and Mr. Tichenor and the Chair of our Compensation Committee is Dr. Schnell. Our Board of Directors has determined that each of Dr. Schnell and Mr. Tichenor is independent under the Nasdaq listing standards. The functions of this committee include:

•	overseeing our compensation policies, plans and programs;
•	reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•

determining and approving, or reviewing and recommending to the Board of Directors for approval, the compensation and other terms of employment of our Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives;

•	reviewing and determining the compensation to be paid to our other executive officers and other senior management;
•	reviewing and recommending to the Board of Directors the type and amount of compensation to be paid or awarded to Directors;
•	adopting, amending and terminating our compensation plans and programs, and administering these plans and programs; and
•	reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

The Compensation Committee will generally meet at least twice a year and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Company’s Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. The Compensation Committee also acts via unanimous written consent when appropriate.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee engaged Radford, an Aon Hewitt company, or Radford, to assist the Compensation Committee in developing the Company’s overall executive and employee compensation programs, including base pay, bonus percentage and equity awards. The Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the factors set forth in the SEC and Nasdaq rules regarding compensation advisor conflicts of interest and independence. The Compensation Committee concluded, based on its analysis of those factors, that the work of Radford and the individual compensation advisors employed by the firm as a compensation consultant to the Company is free from any conflict of interest.

To assist in determining bonus compensation for 2019 and overall compensation for 2020, Radford and the Compensation Committee reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to the Company. The Compensation Committee believed these companies were generally comparable to the Company and that the Company competed with these companies for talent, including executive talent. In addition to the publicly available information with respect to peer group companies, Radford gathered competitive market data from the Radford Global Life Sciences Survey of public biopharmaceutical companies for the Compensation Committee’s analysis of executive compensation.

For compensation decisions for executives other than the Company’s Chief Executive Officer and Executive Chairman, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Company’s Chief Executive Officer, and Executive Chairman, the evaluation of his performance is conducted by the Compensation Committee in consultation with Board.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Dr. Schnell and Mr. Tichenor, neither of whom is or has been an officer or employee of our Company. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Goeddel and Ms. Hooper and the Chair of our Nominating and Corporate Governance Committee is Ms. Hooper. Our Board of Directors has determined that Dr. Goeddel and Ms. Hooper are independent under the applicable Nasdaq listing standards. The functions of this committee include:

•	overseeing our corporate governance functions;
•	making recommendations to our Board of Directors regarding corporate governance issues;
•	identifying and evaluating candidates to serve as directors consistent with the criteria approved by our Board of Directors;
•	reviewing and evaluating the performance of our Board of Directors;
•	serving as a focal point for communication between director candidates, non-committee directors and our management;
•	recommending candidates for selection to our Board of Directors, or, to the extent required below, to serve as nominees for director for the annual meeting of stockholders;
•	making other recommendations to our Board of Directors regarding affairs relating to our directors; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of NGM and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and NGM, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ service to NGM during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence, as well as the overall composition of the Board and the desire to add new skill sets and expertise to the Company in light of its transition from a private to a public company.

In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 333 Oyster Point Boulevard, South San Francisco, California 94080. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board of Directors believes that stockholders should have an opportunity to communicate with the Board of Directors, and efforts have been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that our responsiveness to stockholder communications to the Board of Directors has been excellent. Stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o NGM Biopharmaceuticals, Inc., 333 Oyster Point Boulevard, South San Francisco, California 94080, Attn: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The full text of our Code of Business Conduct and Ethics is posted on the Investors & Media section of our website at www.ngmbio.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

As part of our Board of Directors commitment to enhancing stockholder value over the long term, our Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board of Directors in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, board composition and structure, board membership criteria, director independence, board and board committee assessments, committees of the Board of Directors, board access to management and outside advisors and director orientation and education. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors & Media section of our website at www.ngmbio.com.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was engaged in 2008 and has audited our consolidated financial statements since 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve this Proposal No. 2.

The Board of Directors Recommends

a Vote “For” Proposal No. 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to NGM for the years ended December 31, 2018 and 2019, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2018	2019
	(in thousands)
Audit Fees(1)	$1,771,736	$1,174,435
Audit-Related Fees(2)	—	67,800
Tax Fees(3)	—	—
All Other Fees(4)	1,945	3,600
Total Fees	$1,773,681	$1,245,835

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2018 and 2019 Audit Fees is approximately $1.1 million and $0.2 million, respectively, of fees billed in connection with our initial public offering.

(2)

Audit-Related Fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)	Tax Fees consisted of fees for professional services rendered for tax compliance, tax advice and tax planning.
(4)	All other fees for services that are not included under the “Audit,” “Audit-Related” or “Tax” categories were associated with fees related to an on-line subscription to an Ernst & Young LLP database.

All fees incurred subsequent to our initial public offering in April 2019 were pre-approved by our Audit Committee.

Pre-Approval Procedures

The Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the

Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 12, 2020 (except as noted) by:

•	each director and nominee for director;
•	each of the executive officers named in the Summary Compensation Table under “Executive Compensation” below (referred to throughout this proxy statement as our named executive officers);
•	all current executive officers and directors as a group; and
•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers and directors as well as Schedules 13G or 13D filed with the SEC by beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 67,752,589 shares outstanding on March 12, 2020, adjusted as required by rules promulgated by the SEC.

Except as otherwise noted below, the address for persons listed in the table is c/o NGM Biopharmaceuticals, Inc., 333 Oyster Point Boulevard, South San Francisco, California 94080.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with The Column Group(1)	16,612,351	22.8%
Merck Sharp & Dohme Corp.(2)	12,955,016	17.8%
Prospect Ventures Partners III, L.P.(3)	4,925,000	6.7%
Topspin Fund L.P.(4)	4,833,333	6.6%
Entities affiliated with Rho Ventures(5)	3,766,667	5.2%
Executive Officers and Directors
Jin-Long Chen, Ph.D.(6)	3,060,913	4.2%
Aetna Wun Trombley Ph.D.(7)	1,107,500	1.5%
David J. Woodhouse, Ph.D.(8)	1,612,500	2.2%
Hsiao D. Lieu, M.D.(9)	225,000	*
David V. Goeddel, Ph.D.(10)	16,826,351	23.1%
Shelly D. Guyer(11)	49,197	*
Suzanne Sawochka Hooper(12)	94,000	*
Mark Leschly(13)	3,790,667	5.2%
William J. Rieflin(14)	3,119,168	4.3%
David Schnell, M.D.(15)	4,949,000	6.8%
Peter Svennilson(16)	16,656,351	22.8%
McHenry T. Tichenor, Jr.(17)	1,896,314	2.6%
All executive officers and directors as a group (12 persons)(18)	36,774,610	50.4%

*	Represents beneficial ownership of less than 1%.
(1)

The indicated ownership is based solely on a Schedule 13D/A filed with the SEC by the reporting person on October 18, 2019. The Schedule 13D/A provides information as of October 9, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between October 9, 2019 and March 12, 2020. Consists of (i) 11,103,333 shares held of record by The Column Group, LP, (ii) 2,265,758 shares held of record by The Column Group II, LP, (iii) 100,000 shares held of record by The Column Group GP, LP, (iv) 100,000 shares held of record by The Column Group Management, LP, (v) 1,298,908 shares held of record by Ponoi Capital, LP, (vi) 1,298,908 shares held of record by Ponoi Capital II, LP, and (vii) 445,444 shares held of record by The Column Group III, LP and The Column Group III-A, LP. Mr. Svennilson and Dr. Goeddel are managing partners of The Column Group GP, LP, The Column Group II GP, LP and the Column Group Management, LP, which are the general partners of The Column Group, LP and The Column Group II, LP, respectively, and share voting and investment power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Tim Kutzkey are managing partners of Ponoi Management, LLC and Ponoi II Management, LLC, which are the general partners of Ponoi Capital, LP and Ponoi Capital II, LP, respectively, and share voting and investment power with respect to such shares. Mr. Svennilson, Dr. Goeddel and Dr. Kutzkey are managing partners of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP, and share voting and investment power with respect to such shares. The principal address of The Column Group, LP is 1700 Owens Street, Suite 500, San Francisco, California 94158.

(2)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on April 9, 2019.  The Schedule 13G provides information as of April 8, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between April 8, 2019 and March 12, 2020. The principal address of Merck Sharp & Dohme Corp. is One Merck Drive, Whitehouse Station, New Jersey 08889.

(3)

The voting and investment power with respect to such shares is shared by the following managing members of its general partner, Prospect Management Co. III, L.L.C.: Dr. Schnell and Dr. Russell Hirsch. The principal address of Prospect Venture Partners III L.P. is 525 University Avenue, Suite 1350, Palo Alto, California 94301.

(4)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on November 26, 2019. The Schedule 13G provides information as of April 8, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between April 8, 2019 and March 12, 2020. The voting and investment power with respect to such shares is shared by the following managing partners of Topspin Fund L.P.: Leo Guthart and Steven Winick. The principal address of Topspin Fund L.P. is Three Expressway Plaza, #200, Roslyn Heights, New York, New York 11577.

(5)

The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on February 11, 2020. The Schedule 13G provides information as of December 31, 2019 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2019 and March 12, 2020. Consists of (i) 3,462,648 shares held of record by Rho Ventures V, L.P. and (ii) 304,019 shares held of record by Rho Ventures V Affiliates L.L.C. The voting and investment power with respect to the shares held by Rho Ventures V, L.P. and Rho Ventures V Affiliates L.L.C. is shared by the following members of Rho Capital Partners LLC, which is the managing member of RMV V, L.L.C., which is the general partner of Rho Ventures V, L.P. and the managing member of Rho Ventures V Affiliates L.L.C.: Habib Kairouz, Mark Leschly and Joshua Ruch. The address for the funds affiliated with Rho Ventures is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, New York 10019.

(6)

Consists of (i) 1,086,943 shares, (ii) 225,000 shares held in trusts for which Dr. Chen shares voting and investment control and (iii) 1,748,970 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 1,582,291 shares have vested as of March 12, 2020.

(7)	Consists of 1,107,500 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 686,144 shares have vested as of March 12, 2020.
(8)

Consists of (i) 80,000 shares held in trust for which Dr. Woodhouse serves as trustee and shares voting and investment control and (ii) 1,532,500 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 735,935 shares have vested as of March 12, 2020.

(9)	Consists of 225,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 1,041 shares have vested as of March 12, 2020.
(10)

Consists of (i) 190,000 shares held in trust for which David V. Goeddel and Alena Z. Goeddel serve as co-trustees, (ii) 24,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 18,000 shares have vested as of March 12, 2020, and (iii) the shares described in footnote (1) above.

(11)	Consists of 49,197 shares pursuant to options exercisable within 60 days of March 12, 2020, of which no shares have vested as of March 12, 2020.
(12)	Consists of (i) 7,000 shares and (ii) 87,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 49,499 shares have vested as of March 12, 2020.
(13)

Consists of (i) 24,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 18,000 shares have vested as of March 12, 2020, and (ii) the shares described in footnote (5) above.

(14)

Consists of (i) 2,769,168 shares held in trust for which Mr. Rieflin serves as trustee and shares voting and investment control, of which 49,480 shares are subject to repurchase by us at the original purchase price as of March 12, 2020, and (ii) 350,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 139,583 shares have vested as of March 12, 2020.

(15)

Consists of (i) 24,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 18,000 shares have vested as of March 12, 2020, and (ii) the shares described in footnote (3) above.

(16)

Consists of (i) 24,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 18,000 shares have vested as of March 12, 2020, and (ii) the shares described in footnote (1) above.

(17)

Consists of (i) 1,872,314 shares held of record by Tichenor Ventures, LLC., for which Mr. Tichenor is the President and Managing Partner of Tichenor Ventures, LLC and has sole voting and investment power with respect to such shares and (ii) 24,000 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 18,000 shares have vested as of March 12, 2020. The principal address of Tichenor Ventures, LLC is 100 Crescent Court, Suite 700, Dallas, Texas 75201.

(18)

Consists of (i) 31,554,443 shares held of record by our executive officers and directors, of which 49,480 shares are subject to repurchase by us at the original purchase price as of March 12, 2020 and (ii) 5,220,167 shares pursuant to options exercisable within 60 days of March 12, 2020, of which 3,284,493 shares have vested as of March 12, 2020.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 31, 2020:

Name	Age	Position
William J. Rieflin(1)	60	Executive Chairman of the Board of Directors
David J. Woodhouse, Ph.D. (2)	50	Chief Executive Officer, Acting Chief Financial Officer and Director
Jin-Long Chen, Ph.D.(3)	57	Founder, Chief Scientific Officer and Director
Hsiao D. Lieu, M.D.	49	Senior Vice President, Chief Medical Officer

(1)	Please see “Class I Director Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting” for Mr. Rieflin’s biography.
(2)	Please see “Class III Directors Continuing in Office Until the 2022 Annual Meeting” for Dr. Woodhouse’s biography.
(3)	Please see “Class II Directors Continuing in Office Until the 2021 Annual Meeting” for Dr. Chen’s biography.

Hsiao D. Lieu, M.D., joined NGM in March 2019 as Senior Vice President, Chief Medical Officer. Prior to NGM, Dr. Lieu worked at Genentech from November 2017 to March 2019 as Vice President of Early Clinical Development for all non-oncology molecules. He also worked at Eli Lilly and Company from July 2012 through November 2017, where he held various leadership roles, most recently as Global Brand Development Leader, Autoimmune, Taltz®.  Prior to joining Eli Lilly and Company, Dr. Lieu was a co-founder and Chief Executive Officer of RetinoRx, LLC, Chief Medical Officer and Executive Vice President at Niles Therapeutics, Inc. and held clinical development leadership roles with Portola Pharmaceuticals, Inc. and CV Therapeutics, Inc. (acquired by Gilead). Dr. Lieu was an attending cardiologist at San Francisco General Hospital from 2002 to 2013 and an adjunct Associate Clinical Medical Professor at University of California, San Francisco. Dr. Lieu received his M.D. from Albert Einstein College of Medicine and B.A. from New York University.

EXECUTIVE COMPENSATION

The following table shows for the years ended December 31, 2018 and 2019, the compensation awarded to or paid to, or earned by, our Chief Executive Officer and each of our two other most highly compensated executive officers during the fiscal year ended December 31, 2019, or the named executive officers.

Summary Compensation Table for 2019

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4)	Total ($)
David J. Woodhouse, Ph.D.	2019	490,000	125,000	1,476,400	—	750	2,092,150
Chief Executive Officer and Acting Chief Financial Officer	2018	412,500	—	3,670,498	57,000	750	4,140,748
Jin-Long Chen, Ph.D.	2019	500,000	125,000	1,291,850	—	750	1,917,600
Founder and Chief Scientific Officer	2018	485,000	—	1,065,739	58,200	750	1,609,689
Aetna Wun Trombley, Ph.D. (5)	2019	440,000	110,000	738,200	—	750	1,288,950
Former President and Chief Operating Officer	2018	382,500	—	2,669,262	51,000	—	3,102,762

(1)

Amounts represent discretionary annual cash bonuses awarded for 2019. For a description of the Company’s discretionary cash bonuses for 2019, see “Narrative to Summary Compensation Table—Annual Cash Bonuses.”

(2)

Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers during 2018 and 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)

Amounts represent annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance during 2018.

(4)

Amounts shown in this column represent defined contribution retirement matching contributions provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “Other Elements of Compensation—401(k) Plan and Matching Plan.”

(5)	Dr. Trombley resigned as the Company’s President and Chief Operating Officer in March 2020.

Narrative to Summary Compensation Table

Base Salary

Our Compensation Committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executive officers. We provide base salary as a fixed source of cash compensation to recognize each named executive officer’s day-to-day responsibilities, which is designed to provide an appropriate and competitive base level of current cash income for the named executive officers. The 2019 annual base salaries of our named executive officers were determined and approved by the Compensation Committee in February 2019. The 2019 base salaries that became effective as of January 1, 2019 were as follows:

Named Executive Officer	2019 Base Salary
David J. Woodhouse, Ph.D.	$490,000
Jin-Long Chen, Ph.D.	$500,000
Aetna Wun Trombley, Ph.D.	$440,000

In February 2020, the Compensation Committee approved the following base salaries for our named executive officers, effective January 1, 2020: for Dr. Woodhouse, $525,000; for Dr. Chen, $515,000; and for Dr. Trombley, $460,000.

Annual Cash Bonuses

We maintain an annual cash bonus program in which each of our named executive officers participated in 2018 and 2019. Each of our named executive officers’ bonus award guideline is expressed as a percentage of base salary that can be achieved by meeting corporate goals at target level. Bonus award guidelines for 2019 for all of the Company’s employees, including our named executive officers, were originally set at 12% of their respective base salaries. After reviewing peer company data with Radford, in September 2019, the Compensation Committee determined to increase bonus award guidelines for employees below the vice president-level to between 12% and 25%. Bonus award guidelines for employees at the vice president level and above (excluding Mr. Rieflin) were later increased to 25%, as described below.

For 2019, our named executive officers were eligible to earn annual cash bonuses based on the achievement of certain corporate performance objectives approved by our Board of Directors. Our Board of Directors set 2019 corporate performance goals in the three broad strategic areas of research, development programs and finance and operations. In early 2020, the Compensation Committee reviewed the Company’s achievements against our 2019 corporate goals and, based on the level of corporate achievement in 2019, the bonus pool for the Company was fully funded. In addition, after consideration of materials provided by Radford, the Compensation Committee increased the bonus award guidelines for 2019 for each of our named executive officers to 25% of his or her respective base salary. While the bonus pool was fully funded based on the level of corporate achievement, the Compensation Committee approved actual bonus payments for 2019 for each named executive officer, as set forth in the table below, on a discretionary basis but after considering overall company achievements during 2019:

Named Executive Officer	2019 Discretionary Bonus Award
David J. Woodhouse, Ph.D.	$125,000
Jin-Long Chen, Ph.D.	$125,000
Aetna Wun Trombley, Ph.D.	$110,000

Equity Compensation

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our executive officers with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate executive officers, and encourages them to devote their best efforts to our business and financial success. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executive officers generally are awarded an initial new hire grant upon commencement of employment, as well as annual grants commencing generally after 18 months of employment.

Each of our named executive officers currently holds stock options under our 2018 Equity Incentive Plan, our Amended and Restated 2018 Equity Incentive Plan, or the Restated 2018 Plan, and/or our 2008 Equity Incentive Plan, or the 2008 Plan, that were granted subject to the general terms of the applicable plan and the applicable forms of stock option agreement thereunder. The specific vesting terms of each named executive officer’s stock options are described below under “—Outstanding Equity Awards at December 31, 2019.” For additional information about our equity compensation plans, please see the section titled “—Equity Compensation Plans” below.

We currently grant all equity awards pursuant to the Restated 2018 Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant, and generally vest on a monthly basis over 48 months, subject to continued service with us through each vesting date. All options have a maximum term of up to 10 years from the date of grant, subject to earlier expiration following the cessation of an executive officer’s continuous service with us. Option vesting is subject to acceleration as described below under “—Employment, Severance and Change in Control Arrangements” and “—Equity Compensation Plans.” Options generally remain exercisable for three months following an executive officer’s cessation of continuous service, except in the event of a termination for cause or due to disability or death.

In February 2019, the Compensation Committee granted to each of Drs. Woodhouse, Chen and Trombley a stock option to purchase 200,000 shares, 175,000 shares and 100,000 shares of our common stock, respectively, under our 2018 Equity Incentive Plan, which vest as to 1/48th of the shares subject to the option each month from January 1, 2019, subject to each executive’s continued service to us on each applicable vesting date. In February 2020, the Compensation Committee granted to each of Drs. Woodhouse, Chen and Trombley a stock option to purchase 400,000 shares, 175,000 shares and 100,000 shares of our common stock, respectively, under the Restated 2018 Plan, which vest as to 1/48th of the shares subject to the option each month from January 1, 2020, subject to each executive’s continued service to us on each applicable vesting date.

The vesting of all outstanding options held by Dr. Trombley ceased in March 2020 pursuant to the terms of her consulting agreement with the Company, as described below under “—Employment, Severance and Change in Control Arrangements.”

Employment Terms

We have entered into employment agreements or offer letters with each of our named executive officers. Descriptions of such arrangements with our named executive officers are included under the caption “—Employment, Severance and Change in Control Arrangements” below.

Outstanding Equity Awards at December 31, 2019

The following table shows certain information regarding outstanding equity awards at December 31, 2019 for the named executive officers.

	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David J. Woodhouse, Ph.D.	4/22/2015	3/2/2015	270,000	—	7.54	4/21/2025
	1/20/2017	1/1/2017	100,000	—	7.70	1/19/2027
	1/31/2018	1/1/2018	62,500	—	8.14	1/30/2028
	7/25/2018	7/13/2018	500,000	—	11.00	7/24/2028
	2/7/2019	1/1/2019	200,000	—	12.06	2/6/2029
Jin-Long Chen, Ph.D.	2/25/2010	2/10/2010	71,750	—	0.52	2/24/2020
	2/11/2011	1/1/2011	150,000	—	0.60	2/10/2021
	3/2/2012	1/1/2012	99,735	—	1.44	3/1/2022
	1/24/2013	1/1/2013	175,000	—	1.44	1/23/2023
	1/24/2014	1/1/2014	175,000	—	2.16	1/23/2024
	1/31/2015	1/1/2015	200,000	—	4.00	1/30/2025
	1/27/2016	1/1/2016	225,000	—	7.64	1/26/2026
	1/20/2017	1/1/2017	225,000	—	7.70	1/19/2027
	1/31/2018	1/1/2018	200,000	—	8.14	1/30/2028
	2/7/2019	1/1/2019	175,000	—	12.06	2/6/2029
Aetna Wun Trombley, Ph.D.	9/14/2011	9/6/2011	125,000	—	1.02	9/13/2021
	1/24/2013	1/1/2013	62,500	—	1.44	1/23/2023
	1/24/2014	1/1/2014	62,500	—	2.16	1/23/2024
	1/31/2015	1/1/2015	75,000	—	4.00	1/30/2025
	6/15/2015	6/16/2015	50,000	—	7.64	6/15/2025
	1/27/2016	1/1/2016	50,000	—	7.64	1/26/2026
	1/20/2017	1/1/2017	70,000	—	7.70	1/19/2027
	1/31/2018	1/1/2018	62,500	—	8.14	1/30/2028
	7/25/2018	7/13/2018	350,000	—	11.00	7/24/2028
	2/7/2019	1/1/2019	100,000	—	12.06	2/6/2029

(1)

Unless otherwise noted, shares subject to the options vest commencing on the one month anniversary of the vesting commencement date, subject to the continued service with us through each vesting date. The options are subject to an early exercise right and may be exercised in full prior to the vesting of the shares underlying the stock option.

Employment, Severance and Change in Control Arrangements

We have entered into employment agreements or offer letters with each of our named executive officers (with respect to Dr. Trombley, prior to her resignation in March 2020). We designed these agreements to be part of a competitive compensation package and to keep our named executive officers focused on our business goals and objectives. These agreements or offer letters provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience they bring to the Company. Each named executive officer is also eligible to participate in our employee benefit plans on the same terms as other regular, full-time employees. In addition, the employment agreement with Dr. Woodhouse contains severance benefits. These severance benefits provide that, in the event we terminate the executive’s employment without “cause,” or he resigns for “good reason,” each as defined in the employment agreement, on or within 18 months following a change in control of the Company, the named executive officer will be entitled to receive the severance benefits described below. These severance benefits are subject to the named executive officer executing a general release of claims in favor of us, and complying with his obligations under the proprietary information and inventions agreement entered into with us. The key terms of the offer letters or employment agreements (and of our consulting agreement with Dr. Trombley) are described below.

David J. Woodhouse, Ph.D.

We entered into an employment agreement with Dr. Woodhouse effective as of January 28, 2015. On July 25, 2018, we entered into a new employment agreement with Dr. Woodhouse upon his promotion to Chief Executive Officer. Pursuant to Dr. Woodhouse’s new employment agreement, he was entitled to an annual base salary of $475,000 (most recently increased to $525,000 for 2020). We also agreed to grant Dr. Woodhouse options to purchase shares of our common stock, subject to approval by our Board of Directors.

Pursuant to his 2018 employment agreement, in the event of a qualifying termination following a change in control, Dr. Woodhouse will be entitled to: (i) payments equal to 12 months of his base salary, as in effect on the date of his termination, payable in substantially equal installments in accordance with our normal payroll policies then in effect, less applicable withholdings, with such installments to commence on the first payroll period following the later of the date of his termination and the effective date of his general release of claims; (ii) acceleration of any unvested shares subject to outstanding equity awards held by Dr. Woodhouse on the date of his termination; and (iii) if elected by Dr. Woodhouse, payment or reimbursement of COBRA premiums through the earlier of 12 months from his termination date or the date he and his covered dependents, if any, cease to be eligible for such continued coverage.

Jin-Long Chen, Ph.D.

We entered into an employment offer letter with Dr. Chen on January 7, 2008. Dr. Chen resigned from his position as President on October 31, 2014, but remained as our Chief Scientific Officer. Pursuant to Dr. Chen’s employment offer letter, we agreed to an initial annual base salary of $300,000 (most recently increased to $515,000 for 2020) and a hiring bonus of $50,000. We also agreed to grant to Dr. Chen shares of our common stock, subject to approval by our Board of Directors.

Aetna Wun Trombley, Ph.D.

We entered into an employment agreement with Dr. Trombley effective as of April 28, 2011. On July 25, 2018, we entered into a new employment agreement with Dr. Trombley upon her promotion to President and Chief Operating Officer. Pursuant to Dr. Trombley’s new employment agreement, she was entitled to an annual base salary of $425,000 (most recently increased to $460,000 for 2020). We also agreed to grant Dr. Trombley options to purchase shares of our common stock, subject to approval by our Board of Directors. Effective March 13, 2020, the employment agreement was terminated as a result of Dr. Trombley’s departure from the Company. Dr. Trombley was not entitled to and did not receive any severance benefits in connection with her resignation as the Company’s President and Chief Operating Officer in March 2020. In March 2020, we entered into a consulting agreement with Dr. Trombley, whereby Dr. Trombley has agreed to provide specified consulting services to the Company until December 31, 2020, unless earlier terminated. Pursuant to the agreement, Dr. Trombley will receive an hourly cash payment and up to two months of COBRA premium payments. In addition, the vesting of all outstanding options held by Dr. Trombley ceased, and the vested portion of Dr. Trombley’s options will remain exercisable until the earlier of (i) three months following the cessation of her consulting services or (ii) the expiration of the options pursuant to their terms.

See also “—Equity Compensation Plans” below for a description of certain vesting acceleration and extended post-termination exercise period benefits in connection with certain termination events and corporate transactions.

Equity Compensation Plans

The principal features of our equity compensation plans are summarized below.

Amended and Restated 2018 Equity Incentive Plan

In January 2018, our Board of Directors adopted, and in May 2018, our stockholders approved, our 2018 Equity Incentive Plan. In March 2019, our Board of Directors and our stockholders approved the Restated 2018 Plan.

The Restated 2018 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity-based awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. To date, only stock options have been granted under the Restated 2018 Plan.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the Restated 2018 Plan. Our Board of Directors has delegated concurrent authority to administer our Restated 2018 Plan to the Compensation Committee under the terms of the Compensation Committee’s charter. Our Board of Directors may also delegate to one or more of our officers the authority to designate employees (other than other officers) to be recipients of certain awards, and determine the number of shares of common stock to be subject to such awards.

Subject to the terms of the Restated 2018 Plan, the plan administrator has the authority in its discretion to, among other things, select recipients of awards, determine the number of shares, terms and conditions and forms of agreement related to awards, construe and interpret terms of the plan and awards, and prescribe, amend and rescind rules related to the plan. All actions of the plan administrator will be final and binding on all persons.

The plan administrator also has the authority to modify outstanding awards under our Restated 2018 Plan, and to reduce the exercise, purchase or strike price of any outstanding award, cancel any outstanding award in exchange for a new award, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock options are granted pursuant to award agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of our Restated 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. All awards granted under our Restated 2018 Plan vest at the rate specified in the award agreement as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, upon a participant’s termination of continuous service, stock options that have not vested will be forfeited. Except as otherwise provided in the Restated 2018 Plan and applicable award agreement, options will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability, (iii) options remain exercisable for 18 months following a termination due to death and (iv) if a participant dies during the three-month period or the 12-month period described in (ii), options shall not expire until the earlier of 18 months after the participant’s death, any termination in connection with a change in control, the expiration date of the option or the day before the tenth anniversary of the grant date. The equity awards held by our Named Executive Officers are also subject to the vesting acceleration benefits described above under “—Employment, Severance and Change in Control Arrangements.”

Our Restated 2018 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.

Under the Restated 2018 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

2008 Equity Incentive Plan

In January 2008, our Board of Directors adopted and our stockholders approved our 2008 Plan. Our 2008 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards to our employees, directors and consultants and those of our affiliates. Only stock options were granted under the 2008 Plan.

Our 2008 Plan expired pursuant to its terms in January 2018, and therefore no new awards may be issued from this plan. However, outstanding options granted under the 2008 Plan will remain outstanding, subject to the terms of the 2008 Plan and the relevant award agreement, until such options are exercised or they terminate or expire by their terms. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2008 Plan.

Except as otherwise provided in the 2008 Plan and applicable award agreement, options granted under the 2008 Plan will remain exercisable for a three-month period following a participant’s termination of services, except that, in general, (i) options terminate immediately upon a termination for cause, (ii) options remain exercisable for 12 months following a termination due to disability and (iii) options remain exercisable for 18 months following a termination due to death.

Our 2008 Plan provides that in the event of a corporate transaction, the successor corporation may assume each outstanding award or may substitute similar awards for each outstanding award. If outstanding awards are not assumed or substituted, the vesting of such awards held by current service providers will accelerate in full prior to the consummation of the transaction, and any awards not exercised will terminate upon closing of the corporate transaction. In addition, the plan administrator may provide for unexercised awards that will otherwise terminate upon closing of the corporate transaction to be cancelled at closing in exchange for a payment equal in value to the amount such award holder would have received in such transaction upon exercise of the award, minus the exercise price.

Under the 2008 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

2019 Employee Stock Purchase Plan

In March 2019, our Board of Directors adopted, and our stockholders approved, the 2019 Employee Stock Purchase Plan, or the ESPP. The purpose of the ESPP is to enable our eligible employees, through payroll deductions or cash contributions, to purchase shares of our common stock, to increase our employees’ interest in our growth and success and encourage employees to remain in our employment.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the ESPP. Our Board of Directors has delegated concurrent authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, or the Code, for our U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-Section 423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our Board of Directors may adopt rules that are beyond the scope of Section 423 of the Code.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15.0% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Other Elements of Compensation

Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability plans, in each case on the same basis as other employees, subject to applicable laws. We provide a 401(k) plan and a matching plan to our employees, including our named executive officers, as discussed in the section below titled “—401(k) Plan and Matching Plan.” We also provide vacation and other paid holidays to all employees, including our named executive officers. We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2019.

401(k) Plan and Matching Plan

We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit of $19,000 for 2019 (increased to $19,500 for 2020). Participants who are at least 50 years old can also make “catch-up” contributions, which in 2019 may be up to an additional $6,000 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary and matching contributions, subject to established limits and a vesting schedule.

Our NGM Biopharmaceuticals Matching Plan, or our 401(k) Matching Plan, effective January 1, 2011, is intended to be a tax-qualified defined contribution plan under Subsections 401(a) and 401(m) of the Code. All employees are eligible to participate and may enter the 401(k) Matching Plan as of the date they become eligible to participate in the 401(k) plan. Each participant who makes pre-tax contributions to the 401(k) plan is eligible to have a matching contribution in our common stock made by us to his or her 401(k) Matching Plan account, which is generally equal to 50% of the participant’s plan contribution, up to a maximum employer contribution of $1,500 per year. We may make additional discretionary contributions for all participants to the 401(k) plan. Each participant’s contributions, and the corresponding investment earnings, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our named executive officers.

No Tax Gross-Ups

In 2018 and 2019, we did not make gross-up payments to cover our named executive officers’ personal income taxes that pertained to any of the compensation or perquisites paid or provided by the Company.

Emerging Growth Company Status

We became a public company in April 2019, and we are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) December 31, 2024, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2019

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	6,095,143	$4.69	—
Restated 2018 Plan (1)	4,729,637	$11.17	5,316,066
2019 Employee Stock Purchase Plan (1)	—	—	897,255
Equity compensation plans not approved by stockholders	—	—	—
Total	10,824,780	$7.52	6,213,321

(1)

The number of shares remaining available for future issuance under the Restated 2018 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 4% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. On January 1, 2020, the number of shares available for issuance under the Restated 2018 Plan automatically increased by 2,678,411 shares. The number of shares remaining available for future issuance under the ESPP automatically increases on January 1st of each year through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 1,000,000 shares of common stock or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above. On January 1, 2020, the Board of Directors determined not to increase the number of shares available for issuance under the ESPP.

DIRECTOR COMPENSATION

The following table shows for the year ended December 31, 2019 certain information with respect to the compensation of our non-employee directors:

Director Compensation for 2019

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
David V. Goeddel, Ph.D.	$56,250	$184,118	$240,368
Shelly D. Guyer (3)	3,940	499,999	503,939
Suzanne Sawochka Hooper	61,250	669,098	730,348
Mark Leschly	37,500	184,118	221,618
David Schnell, M.D.	41,250	184,118	225,368
Peter Svennilson	30,000	184,118	214,118
McHenry T. Tichenor, Jr.	57,000	184,118	241,118

(1)

Amounts represent the aggregate grant date fair value of stock options granted to our non-employee directors during 2019, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.

(2)

The aggregate number of shares outstanding under all options held by our non-employee directors as of December 31, 2019 are set forth in the table below. As of December 31, 2019, none of our non-employee directors held unvested stock awards other than options.

(3)	Ms. Guyer was appointed to our Board of Directors in December 2019.

While cash fees are earned by the individual directors, in some instances, the directors may request that such compensation be paid to bank accounts of their respective funds.

Name	Number of Shares Underlying Option Awards
David V. Goeddel, Ph.D.	24,000
Shelly D. Guyer	49,197
Suzanne Sawochka Hooper	87,000
Mark Leschly	24,000
David Schnell, M.D.	24,000
Peter Svennilson	24,000
McHenry T. Tichenor, Jr.	24,000

The tables above do not include Dr. Woodhouse, Mr. Rieflin or Dr. Chen because each of Dr. Woodhouse, Mr. Rieflin and Dr. Chen receive no additional compensation for services provided as a director. Drs. Woodhouse and Chen are named executive officers in this Proxy Statement and Mr. Rieflin is an executive officer who is not a named executive officer.

Non-Employee Director Compensation Policy

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive cash compensation for service on our Board of Directors and committees of our Board of Directors.

Commencing with the quarter ending June 30, 2019, each non-employee director receives an annual cash retainer of $40,000 for serving on our Board of Directors.

The Lead Independent Director is entitled to a cash retainer of $25,000 in addition to the annual retainer received by other non-employee directors for serving as our Lead Director.

The Chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$30,000	$10,000
Compensation Committee	15,000	6,000
Nominating and Corporate Governance Committee	5,000	5,000

All annual cash compensation amounts are payable in equal quarterly installments in advance within the first 30 days of each fiscal quarter in which the service will occur, pro-rated based on the days remaining in the calendar quarter.

Newly appointed non-employee directors will receive a one-time initial award of options with a grant date fair value of $500,000, which will vest one-third after the first year, with the remaining shares vesting quarterly in years two and three following the grant date, such that the shares will be fully vested on the third anniversary of the date of grant, subject to the director’s continued service on the Board of Directors. Thereafter, each non-employee director will receive an annual award of options on the date of each annual meeting of stockholders with a grant date fair value of $200,000, which will vest quarterly over one year from the grant date, such that the shares will be fully vested on the earlier of the first anniversary of the date of grant and the day prior to the next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors. In addition, in the event of a change in control (as defined in the Restated 2018 Plan) of the Company, the shares underlying such grants will vest and become exercisable immediately prior to the effectiveness of such change in control.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to 100% of the fair market value of the underlying common stock on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us or a corporate transaction, each as provided under the Restated 2018 Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

The following is a summary of transactions since January 1, 2019, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation.”

Related-Person Transactions & SEC Compliance Policy

In connection with our initial public offering, we adopted a written Related-Person Transactions & SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or holder of 5% or more of our capital stock, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Transactions With or Involving Related Persons

Merck Collaboration

In 2015, we entered into the Collaboration Agreement with Merck, covering the discovery, development and commercialization of novel therapies across a range of therapeutic areas. In March 2019, Merck exercised its option to extend the collaboration for two additional years, from March 2020 to March 2022. The collaboration originally included an exclusive worldwide license to our GDF15 receptor agonist program, but, effective May 31, 2019, Merck terminated its license and we regained full rights to, the GDF15 receptor agonist program, which includes NGM395, which we are evaluating for the treatment of obesity. The collaboration also includes a broad, multi-year drug discovery and early development program financially supported by Merck but scientifically directed by us with input from Merck. For those compounds resulting from this research and development program that progress through proof-of-concept studies, Merck has an exclusive option, at a cost of $20.0 million for each compound, to obtain an exclusive, worldwide license. If Merck exercises its option with respect to such a compound, we in turn have the right, at the start of the first Phase 3 clinical trial for that compound, to elect to participate in a worldwide cost and profit sharing arrangement with Merck, as well as the option to co-detail the compound in the United States, or we can elect instead to receive milestones and royalties from Merck based on its further development and commercialization of the compound. If we elect to participate in the cost and profit sharing arrangement, subject to certain limitations, Merck will provide us financial assistance in the form of advances of our share of the overall development costs, which it will recoup from our share of any profit ultimately resulting from sales of the compound or, if unsuccessful, other compounds that reach such stage. If the Company does not opt in to the cost and profit sharing option, then the Company is eligible to receive milestone payments upon the achievement of specific clinical development or regulatory events with respect to the licensed compound indications in the United States, EU and Japan of up to an aggregate of $449.0 million. See Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for additional information on our collaboration with Merck.

Participation in our Initial Public Offering

Entities affiliated with The Column Group, a holder of 5% or more of our capital stock that is affiliated with Dr. Goeddel and Mr. Svennilson, members of our Board of Directors, purchased an aggregate of 1,875,000 shares of our common stock in our initial public offering in April 2019. The shares were offered and sold on the same terms as the other shares offered and sold to the public.

Concurrent Private Placement

Merck Sharp & Dohme Corp., a holder of 5% or more of our capital stock, purchased 4,121,683 shares of our common stock in a separate private placement concurrent with the completion of our initial public offering at a price of $16.00 per share, for an aggregate purchase price of $65,946,928. This resulted in Merck owning approximately 19.9% of our outstanding shares of common stock following the completion of our initial public offering.

Amended and Restated Investor Rights Agreement

We entered into an amended and restated investor rights agreement with certain holders of our convertible preferred stock, including certain holders of 5% or more of our capital stock and entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issuable upon conversion of our convertible preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. In addition to registration rights, the amended and restated investor rights agreement provided for certain information rights and a right of first offer. The provisions of the amended and restated investors’ rights agreement, other than those related to registration rights, terminated upon completion of our initial public offering in April 2019.

Voting Agreement

We entered into an amended and restated voting agreement under which certain holders of our capital stock, including certain holders of 5% or more of our capital stock and entities affiliated with certain of our directors, agreed to vote in a certain way on certain matters, including with respect to the election of directors. All of our current directors, other than Ms. Guyer, were elected pursuant to the terms of this agreement. The amended and restated voting agreement terminated upon completion of our initial public offering in April 2019.

Right of First Refusal and Co-Sale Agreement

We entered into an amended and restated right of first refusal and co-sale agreement with our founder, our Executive Chairman and the holders of our convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, pursuant to which the holders of convertible preferred stock have a right of first refusal and co-sale in respect of certain sales of securities by our founder and our Executive Chairman. The right of first refusal and co-sale agreement terminated upon completion of our initial public offering in April 2019.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are NGM stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Secretary at (650) 392-1768 or send a written request to: Secretary at NGM, 333 Oyster Point Boulevard, South San Francisco, California 94080. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Valerie Pierce
Valerie Pierce
Secretary, Senior Vice President, General Counsel and Chief Compliance Officer

April 8, 2020

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2019 is available without charge upon written request to: Secretary, NGM Biopharmaceuticals, Inc., 333 Oyster Point Boulevard, South San Francisco, California 94080.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0000454633_1 R1.0.1.18 BROADRIDGE FINANCIAL SOLUTIONS, INC. 51 MERCEDES WY EDGEWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Shelly D. Guyer 1b. Mark Leschly 1c. William J. Rieflin The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000454633_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com NGM Biopharmaceuticals, Inc. Annual Meeting of Stockholders May 20, 2020 7:30 AM PST This proxy is solicited by the Board of Directors The stockholders hereby appoint William J. Rieflin and David J. Woodhouse, Ph.D., or either of them, as proxies, each with the power of substitution, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NGM Biopharmaceuticals, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PST on May 20, 2020, at 333 Oyster Point Boulevard, South San Francisco, CA 94080, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side